As filed with the Securities and Exchange Commission on December 4, 2009

Registration No.  333- _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Searchlight Minerals Corp.
(Exact name of registrant as specified in its charter)
Nevada	98-0232244
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2441 West Horizon Ridge Pkwy., Suite 120
Henderson, Nevada 89052
(702) 939-5247

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Ian R. McNeil
Chief Executive Officer
2441 West Horizon Ridge Pkwy., Suite 120
Henderson, Nevada 89052
(702) 939-5247

(Name, address, including zip code and telephone number,
including area code, of agent for service)

With copies to:

Jeffrey P. Berg, Esq.
Kenneth M.H. Hoff, Esq.
Baker & Hostetler LLP
12100 Wilshire Boulevard
Suite 1500
Los Angeles, California 90025-7120
(310) 820-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (3)
Common stock, $0.001 par value (2)	17,819,859	$1.42	$35,931,963	$2,005.00
Common Stock Purchase Rights (4)

(1)      17,819,859 shares of common stock, par value $0.001 per share, of Searchlight Minerals Corp., a Nevada corporation (the “Company”), are being registered hereunder. The shares consist of 11,678,596 shares of common stock and 6,141,263 shares of common stock underlying certain of the Company's outstanding common stock purchase warrants.
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the price of $1.42 which was the average of the high and low bid prices for the Company’s common stock on the Over-the-Counter Bulletin Board (the “OTCBB”) on December 3, 2009.
(3)      Computed in accordance with Section 6(b) of the Securities Act.
(4)      The common stock purchase rights are attached to and traded with the shares of common stock being registered. The value attributable to the common stock purchase rights, if any, is reflected in the value attributable to the common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 4, 2009

17,819,859 Shares

SEARCHLIGHT MINERALS CORP.

Common Stock

We are registering 17,819,859 shares of our common stock for sale by our stockholders, including 11,678,596 shares of common stock and 6,141,263 shares of our common stock issuable, from time to time, upon the exercise of outstanding common stock purchase warrants. On November 12, 2009, we issued an aggregate of 12,078,596 units of our securities to certain investors, consisting of 12,078,596 shares of common stock and warrants to purchase an additional 6,039,298 shares of common stock, which became exercisable on November 12, 2009 and expire on November 12, 2012, in a private placement to various accredited investors pursuant to a Securities Purchase Agreement. The weighted average exercise price of the warrants is $1.85 per share. We also paid commissions to registered broker-dealers in connection with the private placement in the amount of approximately $1,056,877 and warrants to purchase up to 301,965 shares of common stock. The warrants issued to such broker-dealers are being registered herewith. Nanominerals Corp., one of our principal stockholders and an affiliate of certain of our officers and directors, purchased 400,000 units in the private placement at an aggregate purchase price of $500,000. However, Nanominerals Corp. waived its registration rights in connection with the private placement. The private placement is more fully described on pages 24 through 27 of this prospectus under the heading “Selling Stockholders.”

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares. We may receive proceeds in connection with the exercise of warrants for the underlying shares of our common stock, which may in turn be sold by the selling stockholders under this prospectus. The selling stockholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 for certain risks and uncertainties that you should consider.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SRCH.” The last reported sale price of our common stock on December 3, 2009 was $1.45 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2009

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the context requires otherwise, in this prospectus, the words “Company,” “Searchlight,” “we,” “us” and “our” refer to Searchlight Minerals Corp., a Nevada corporation.

i

SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

Our Company

Exploration Stage Company. We are an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. Our business is presently focused on our two mineral projects in which we hold interests:

•
the Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and

•	the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.

Clarkdale Slag Project. The Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona. Metallurgical testing and project construction on the Clarkdale Slag Project have been ongoing since 2005, initially under the direction of the prior owners, thereafter with our participation in a joint venture with the prior owners in 2005, and currently solely by us since we acquired 100% of the Clarkdale Slag Project in 2007.

Since our acquisition of 100% of the Clarkdale Slag Project in 2007, we have devoted considerable effort to the designing and engineering of our first production module, which included finalizing the production flow sheet, sourcing and purchasing equipment as well as refurbishing the module building and constructing the electrowinning building. The module and electrowinning buildings house the first production module, which has been designed to allow for the grinding, leaching, filtering and extraction of precious and base metals from the slag material and is expected to process between 100 and 250 tons of slag material per day. During 2008, we completed the refurbishing and construction of the module and electrowinning buildings, respectively, and we installed all the necessary equipment in the two buildings for the operation of the first production module. During 2009, we have been executing our plan of operation on the Clarkdale Slag Project, which includes the start-up and operation of the first production module, in an effort to achieve consistent levels of gold and silver extraction that would support the economic feasibility of a commercial production facility.

Searchlight Gold Project. The Searchlight Gold Project involves exploration for precious metals on mining claims near Searchlight, Nevada. We have been engaged in an exploration program on our Searchlight Gold Project since 2005. Our Searchlight Claims are comprised of non-patented placer mining claims located on federal land administered by the United States Bureau of Land Management (“BLM”). Drilling and mining activities on the Searchlight Claims must be carried out in accordance with a Plan of Operations or permit issued by the BLM.

The former Searchlight Claim owners had previously obtained a BLM approved Plan of Operations, which included permission to drill eighteen holes on the 3,200 acre project area and to mine a 36-acre pit on our RR304 claim. We had anticipated conducting our early stage exploratory work on the Searchlight Claims property by utilizing the Plan of Operations issued to the former Searchlight Claim owners, until such time as we would obtain a permit for exploration and development in our own name or the former Searchlight Claim holder’s permit was transferred to us.

Although the Plan of Operations was accepted and registered in the name of a former Searchlight Claim owner, which is an affiliate of K. Ian Matheson, one of our principal stockholders and a former officer and director, in September 2007, we learned that the BLM had issued an order (the “BLM Order”) for “Immediate Suspension of All Activities” notice on May 12, 2006 against Mr. Matheson and certain of his affiliates with respect to a dispute with the BLM on a project unrelated to the Searchlight Gold Project. The issuance of the BLM Order restricted our ability to rely upon the Plan of Operations to conduct our early stage exploratory work on the Searchlight Claims property until such time that we may obtain our own Plan of Operations. The BLM Order effectively covered all projects tied to Mr. Matheson.

As a result of the BLM Order, we have been delayed in our ability to drill on the Searchlight Gold Project property. However, we have anticipated that regulatory and other delays would take place, which are typical in our industry. We have applied for a new Plan of Operations in our name and are currently in the course of the BLM’s review process. In addition, we have continued and will continue with our surface sampling and metallurgical testing program while awaiting approval of a new Plan of Operations.

After a series of correspondence between us and the BLM, on December 15, 2008, we received a letter from the BLM advising us that the BLM had closed our Notice of Intent from consideration and that a new Plan of Operations would be required based on two issues relating to the Desert Tortoise (Gopherus asassizii), a Federally listed Threatened Species: (i) the proximity of the project area to a nearby “Areas of Critical Environmental Concern” (ACEC); and (ii) the future likelihood of tortoises being present on the land within the project area which is involved in the application.

We conformed the new Plan of Operations with the previously approved Environmental Assessment and, after a further series of correspondence between us and the BLM, on October 13, 2009, we received a letter from the BLM regarding our Plan of Operations confirming that the BLM considers our Plan of Operations to conduct drilling complete and that the BLM will conduct a final review of the previously approved Environmental Assessment to determine its adequacy. The BLM’s letter also advised that they would be sending letters addressing the Conditions of Approval and the bond determination under separate cover.

There is no regulatory time frame for the BLM to review our Plan of Operations. We understand that the average time frame for approval of a plan of operation by the Las Vegas, Nevada branch office of the BLM since January 1, 2000 has been approximately four years and five months. Although we understand that the average time frame of the application process by the Las Vegas branch office of the BLM relating to an environmental assessment in connection with a plan of operations is approximately eleven months, the “threatened species” issue raised by the BLM requires the BLM to consult with the U.S. Fish and Wildlife Service of the Department of Interior, and the BLM has no control over the length of this consultation process in order to develop any necessary environmental mitigation measures.

Our work on the project site will be limited to the scope within the Plan of Operations. However, the Plan of Operations approval process will delay the start of our drilling program for an undetermined period of time. To perform any additional drilling or mining on the project, we would be required to submit a new application to the BLM for approval prior to the commencement of any such additional activities.

We do not believe these added requirements will have a material adverse impact on our overall business plan for the Searchlight Gold Project, given that we have received no indication from the BLM, at this time, that the BLM will ultimately deny our request for approval of our Plan of Operations. However, there is no assurance of the timeline for approval by the BLM or that the BLM will grant approval. Our drilling and mining program on this project is dependent on obtaining the necessary approval from the BLM. Therefore, if approval ultimately is not obtained, we may have to scale back or abandon exploration efforts on the project. If management determines, based on any factors including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a significant impairment of our investment in such property interests on our financial statements.

We have not been profitable since inception and there is no assurance that we will develop profitable operations in the future. Our net loss for the nine months ended September 30, 2009 and 2008 was $3,194,874 and $2,363,475, respectively. Our net loss for the years ended December 31, 2008, 2007 and 2006 was $3,128,386, $2,221,818 and $2,540,978, respectively. As of September 30, 2009, we had an accumulated deficit of $16,551,356. As of December 31, 2008, we had an accumulated deficit of $13,356,482. We cannot assure you that we will have profitable operations in the future.

Corporate Information. Our principal executive offices are located at 2441 W. Horizon Ridge Pkwy., Suite 120, Henderson, Nevada, 89052. Our telephone number is (702) 939-5247. Our Internet address is www.searchlightminerals.com. Through a link on the “Recent Filings” section of our website, we make available the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (“SEC”): our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All such filings are available free of charge. Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Offering

Securities offered by the selling stockholders	17,819,859 shares of common stock (1)

Common stock outstanding as of December 3, 2009	118,657,123 shares

Warrants
Each warrant sold in the private placement is exercisable for shares of our common stock at an initial exercise price of $1.85 per share, subject to adjustment upon certain events. The warrants were exercisable upon issuance and will expire on November 12, 2012. The common stock underlying the warrants sold in the private placement is being registered for resale hereunder. The warrants themselves have not been, are not hereby being, and are not expected to be registered under the Securities Act of 1933, as amended, or the Securities Act. Currently, there is no public market for the warrants, and we do not expect that any such market will develop. The warrants will not be listed on any securities exchange or included in any automated quotation system.

Use of Proceeds
We will not receive any of the proceeds from the sale of the securities owned by the selling stockholders. We may receive proceeds in connection with the exercise of warrants for the underlying shares of our common stock, which may in turn be sold by the selling stockholders under this prospectus. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes. There is no assurance that any of the warrants will ever be exercised for cash, if at all.

Risk Factors
An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 6.

OTC Bulletin Board Symbol	SRCH

(1)
Consists of 11,678,596 shares of common stock and 6,141,263 shares of our common stock issuable upon the exercise of our outstanding common stock purchase warrants. These include warrants to purchase an additional 5,839,298 shares of common stock issued to investors in a private placement closed on November 12, 2009 and warrants to purchase up to 301,965 shares of common stock issued as commissions to registered broker-dealers in connection with the private placement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The risk factors referred to in this prospectus could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. The risks and uncertainties described below are not the only ones we face. New factors emerge from time to time, and it is not possible for us to predict which will arise. There may be additional risks not presently known to us or that we currently believe are immaterial to our business. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner. Under such circumstances, you may lose all or part of your investment.

The industry and market data contained in this prospectus are based either on our management’s own estimates or, where indicated, independent industry publications, reports by governmental agencies or market research firms or other published independent sources and, in each case, are believed by our management to be reasonable estimates. However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. We have not independently verified market and industry data from third-party sources. In addition, consumption patterns and customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be verifiable or reliable.

RISK FACTORS

An investment in our common stock is very risky. Our financial condition is unsound. You should not invest in our common stock unless you can afford to lose your entire investment. You should carefully consider the risk factors described below, together with all other information in this prospectus and incorporated by reference herein, before making an investment decision. If an active market is ever established for our common stock, the trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information set forth, and incorporated by reference, in this prospectus, including our financial statements and the related notes.

Risks Relating to Our Business

We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activities if we do not obtain additional financing, and our business will fail.

We were incorporated on January 12, 1999 and initially were engaged in the business of biotechnology research and development. In February, 2005, we changed our business to mineral exploration. We have a limited history upon which we may make an evaluation of the future success or failure of our current business plan.

We have a history of operating losses and have an accumulated deficit. Our net loss for the nine months ended September 30, 2009 and 2008 was $3,194,874 and $2,363,475, respectively. We recorded a net loss of $3,128,386, $2,221,818 and $2,540,978 for the years ended December 31, 2008, 2007 and 2006, respectively, and have incurred cumulative net losses from operations of $16,551,356, $13,356,482, $10,228,096 and $8,006,278, as of September 30, 2009, December 31, 2008, 2007 and 2006, respectively. In addition, we had cash reserves of approximately $13,690,278, $7,055,591 and $12,007,344 at November 30, 2009, December 31, 2008 and 2007, respectively. We have not commenced our proposed mineral processing and mining operations and are still in the exploration stages of our proposed operations. Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future.

We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation. Our ability to achieve and maintain profitability and positive cash flow will be dependent upon, among other things:

•	our ability to locate a profitable mineral property;

•	positive results from our feasibility studies on the Searchlight Gold Project and the Clarkdale Slag Project;

•	positive results from the operation of our initial test module on the Clarkdale Slag Project; and

•	our ability to generate revenues.

We may not generate sufficient revenues from our proposed business plan in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion plans. In addition, our losses may increase in the future as we expand our business plan. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

Our exploration and evaluation plan calls for significant expenses in connection with the Clarkdale Slag Project and the Searchlight Gold Project. Over the next twelve months, our management anticipates that the minimum cash requirements for funding our proposed exploration, testing and construction program and our continued operations will be approximately $9,000,000. On November 12, 2009, we completed a private placement of 12,078,596 units of our securities at a purchase price of $1.25 per unit, resulting in aggregate gross proceeds to us of $15,098,245. Based on the net proceeds received by us from the private placement, we estimate that our current financial resources are sufficient to allow us to meet the anticipated costs of our exploration, testing and construction programs for the 2010 fiscal year. However, if actual costs are greater than we have anticipated, we will require additional financing in order to fund our exploration, testing and construction plans for 2010. We do not currently have any financing arrangements in place for such additional financing, and there are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us.

Obtaining additional financing is subject to a number of factors, including the market prices for the mineral property and base and precious metals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund our business plan could be significantly limited and we may be required to suspend our business operations. We cannot assure you that additional financing will be available on terms favorable to us, or at all. The failure to obtain such a financing would have a material, adverse effect on our business, results of operations and financial condition.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of current stockholders will be reduced and these securities may have rights and preferences superior to that of current stockholders. If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

For these reasons, the report of our auditor accompanying our financial statements filed herewith includes a statement that these factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern will be dependent on our raising of additional capital and the success of our business plan.

Actual capital costs, operating costs and economic returns may differ significantly from our estimates and there are no assurances that any future activities will result in profitable mining operations.

We are an exploration stage company and are still in the process of exploring and testing our mineral projects. We do not have any historical mineral operations upon which to base our estimates of costs. Decisions about the exploration, testing and construction of our mineral properties will ultimately be based upon feasibility studies. Feasibility studies derive cost estimates based primarily upon:

•	anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

•	anticipated recovery rates of gold and other metals from the ore;

•	cash operating costs of comparable facilities and equipment; and

•	anticipated weather/climate conditions.

To date, we have only conducted an internal pre-feasibility study of the Clarkdale Slag Project. In particular:

•	we have conducted limited amounts of drilling at the site;

•	process testing has been limited to smaller scale pilot plants and bench scale testing;

•	our mine plans, slag processing concepts, metallurgical flow sheets and estimated recoveries are still in exploration stages; and

•	actual metallurgical recoveries may fail to meet preliminary estimates when scaled up from pilot plant scale to production scale.

We incurred delays during the construction of our production module, including delays in receiving large pieces of equipment from manufacturers, engineering related delays due to the complexity of installing the production module equipment in a World War I era module building and the decision to construct a separate building to house the electrowinning equipment after it was determined that the electrowinning equipment would not adequately fit in the module building. Consequently, the construction timeline for completing the production module was extended by approximately twelve months from what we originally anticipated and there was an approximately 55% increase in costs from what we had originally projected.

In order to demonstrate the large scale viability of the project, we will need to complete final feasibility studies that address the economic viability of the project. Capital and operating costs and economic returns, and other estimates contained in our final feasibility studies may differ significantly from our current estimates. There is no assurance that our actual capital and operating costs will not exceed our current estimates. In addition, delays to construction schedules may negatively impact the net present value and internal rates of return for our mineral properties. There are no assurances that actual recoveries of base and precious metals or other minerals processed from our mineral projects will be economically feasible or that actual costs will match our pre-feasibility estimates.

Feasibility estimates typically underestimate future capital needs and operating costs. Our projected operating and capital cost estimates are in preliminary stages and may be subject to significant, upward adjustment based on future events, including the results of any final feasibility study which we may develop.

If the results from our feasibility studies and the results from the operation of our first proposed production module are not sufficiently positive for us to proceed with the construction of our processing facility we will have to scale back or abandon our proposed operations on the Clarkdale Slag Project.

We intend to continue the exploration, testing and construction of our production module at the Clarkdale Slag Project site, which is anticipated to consist of a full scale production and processing cycle. This first production module is expected to be used to conduct a final test of the economic feasibility of the Clarkdale Slag Project. However, if the results of our pre-feasibility studies on the Clarkdale Slag Project and the results from the operation of the first production module are not positive, we will have to scale back or abandon our proposed operations of the Clarkdale Slag Project. There is no assurance that actual recoveries of base and precious metals or other minerals re-processed from the slag pile will be economically feasible. If metal recoveries are less than projected, then our metal sales will be less than anticipated and may not equal or exceed the cost of mining and recovery. In such event, we will have difficulty in raising additional capital to maintain operations and that would result in a material adverse effect on our operating results, financial condition and our ability to remain in business.

If we are unable to achieve projected mineral recoveries from our exploration mining activities at the Clarkdale Slag Project and Searchlight Gold Project, then our financial condition will be adversely affected.

As we have not established any reserves on either our Clarkdale Slag Project or Searchlight Gold Project to date, there is no assurance that actual recoveries of minerals from material mined during exploration mining activities will equal or exceed our exploration costs on our mineral properties. To date, we have completed only a limited amount of drilling and sampling on the Clarkdale Slag Project site and the process testing of results has been limited to small pilot plants and bench scale testing. There is no assurance that if we move to production scale from pilot plant scale that our actual results will match pre-feasibility estimates. If mineral recoveries are less than projected, then our sales of minerals will be less than anticipated and may not equal or exceed the cost of exploration and recovery, in which case our operating results and financial condition will be materially, adversely affected.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no known mineral reserves. Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability is subject to further risks including:

•	costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities;

•	availability and costs of financing;

•	ongoing costs of production; and

•	environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Searchlight Gold Project, the success of our drilling and sampling activities on the Clarkdale Slag Project and such other factors as government regulations, including regulations relating to allowable production, exporting of minerals, and environmental protection. If we do not find a mineral reserve or if we cannot explore the mineral reserve, either because we cannot obtain an approved Plan of Operations, do not have the money to do so or because it will not be economically feasible to do so, we will have to cease operations.

Our rights under the Searchlight Claims may be difficult to retain and may not apply to all metals and minerals located on the Searchlight property.

Our rights in the 20 placer mineral claims with respect to a contiguous, approximately 3,200-acre site located (the “Searchlight Claims”) on Federal land administered by the BLM near Searchlight, Nevada are the subject of unpatented mining claims (mining claims to which the deeds from the U.S. Government have not been received) made under the General Mining Law of 1872. The Searchlight Claims were assigned to us in June 2008 by the original locators (those persons who locate, or are entitled to locate, land or mining claims, and fix the boundaries of land claims) of such claims under an Option Agreement for the Searchlight Claims. Legal title to the Searchlight property is held by the United States and there are numerous conditions that must be met for a mining claimant to obtain and retain legal rights in the land and minerals claimed. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively the ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper posting and marking of boundaries and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry.

The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable metals, such as precious and base metals, that are in placer form (mineral which has been separated from its host rock by natural processes). We also are allowed to use the surface of the land solely for purposes related to mining and processing the metal-bearing ores. However, legal ownership of the land remains with the United States. Placer mining claims (ground with defined boundaries that contains metals in the earth, sand, or gravel, and is not fixed in the rock) are not sufficient to claim lode mineralization (a deposit in consolidated rock as opposed to a placer deposit), and any metals in veins or in bedrock need to be separately claimed by lode claims. Therefore, we may not have legal rights with respect to any lode deposits within the property that is the subject of the Searchlight Claims.

In order for us to assert a valid right in the 160 acre Searchlight Claims which we acquired in June 2008, there must have been a discovery with respect to the Searchlight Claims prior to their transfer. The concept of the validity of the “discovery” of a mining claim is a legal standard. Generally, the BLM considers a discovery to be the identification of adequate amounts of minerals such that a reasonable person would seek to develop the claim as a commercial enterprise. Based on the results of our testing and sampling on the properties prior to transfer of title to the related Searchlight Claims to us, we believe that we have a valid basis to assert that we have made a discovery with respect to the claims located on the contiguous property that is the subject of the Searchlight Claims. Further, we are working to explore the Searchlight property and to evaluate and plan for the exploration of the Searchlight Claims. However, if the BLM was to determine that a discovery was not made on any of the 20 (160 acre) association placer claims (a placer location made by an association of persons in one location covering up to 160 acres) before any of such claims were conveyed by the related group of locators of a particular claim to us, any of such claims could implode to a 20-acre parcel surrounding the point of discovery and potentially result in the loss of our rights in the surrounding 140 acres of the particular claim. Further, placer mining claims ultimately are required to have discovery on each 10-acre portion in order to be considered valid in their entirety. Therefore, if the BLM was to determine that a discovery was not made on any of the 10-acre portions of the association placer claims before any of such claims were conveyed to us, any of such claims could implode to a 10-acre parcel and potentially result in the loss of our rights in the surrounding 150 acres of the particular claim. At this time, there are no adversarial proceedings by the BLM to challenge any of the 20 association placer claims. However, there can be no assurances that adversarial proceedings will not occur in the future, and if such proceedings occur, the BLM will not successfully challenge these claims, which could have a material adverse effect on the Searchlight Project and our operations.

During the second quarter of 2008, we “double staked” the Searchlight property by filing, with the BLM and the Clark County, Nevada Recorder, 142 new and separate 20-acre placer claims overtop of the twenty existing 160-acre claims. We were only able to “double stake” 2,840 acres out of the 3,200 acre site due to various regulatory restrictions on staking of certain of the smaller land parcels on the site. We have maintained the twenty prior 160-acre claims to provide us with a basis to retain the priority of and defend our existing 160-acre mining claims. However, we are subject to the risk that when we, a single entity, acquire title to association placer claims from an association of prior, multiple locators, there could be potential problems for us in the future:

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First, the validity of the association of the prior locators could always be challenged by the BLM if the BLM believed that the association was not properly assembled or if there were any “dummy locators” (place-holder locators who did not contribute to the association). A “properly assembled” placer association is comprised of 2–8 individuals or companies who each may claim 20 acres and each owns a full interest in the claim. The individuals may not be employees of one of the companies. These individuals and/or entities must be involved actively in the business of developing the claim. Use of an uninvolved individual or entity as a locator for the purpose of acquiring additional acreage may constitute fraud, and the entire claim could be declared void. A “dummy locator” is an individual or entity who is not actively involved with the development of the claims, and whose name has been used for the purpose of acquiring additional acreage. The action of using dummy locator(s) may constitute fraud, and under existing laws, the claim located by use of dummy locator(s) can be declared void from its inception.

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Second, if there was deemed to be a discovery on any 160-acre claim following the transfer to us, the claims could implode to a 20-acre parcel surrounding the point of discovery of each claim and potentially leave the surrounding 140 acres unavailable for re-staking, and potentially to a 10-acre parcel and leave the surrounding 150 acres unavailable for re-staking.

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Third, the location of the 20-acre claims may cause an implied abandonment of the older claims. Should a problem occur in the future with the 160-acre claims, we could revert to the 20-acre or 10-acre claims, if necessary. Also, we will incur additional costs because we have to maintain two sets of claims.

We believe that “double staking” the property enhances our existing claims because “double staking” with 20-acre claims provides a more secure basis for asserting our claim rights than our existing 160-acre claims because they were located and are held solely by us, as a single entity and not as an association of two or more entities. Holding 20-acre claims as a single entity reduces the likelihood that the BLM will challenge the validity of the claims based on the existence of “dummy locators.” If the BLM challenges the validity of the 160-acre claims or we are forced to abandon such claims, we would revert to the 20-acre claims covering only the 2,840 acres. Any regulatory permits that we have applied or may apply for (i.e., drilling, and mining) would have to be conducted within the related 2,840 acres. However, if the BLM was to determine that a discovery was not made on any of the 10-acre portions of the 20-acre association placer claims, any of such claims could implode to a 10-acre parcel and potentially result in the loss of our rights in the adjoining 10 acres of the particular claim.

Further, we are required to make annual rental payments to the Federal government in connection with our claims. If we fail to make our required payments in the future, the related claims would be void.

In addition, the BLM has been excluding significant amounts of land in southern Nevada from mining and development over the past few decades. The BLM has designated this excluded land as an ACEC. Any person that wishes to stake mining claims would not be able to do so in these affected areas. However, if a person already owns valid claims before the land is designated as an ACEC, the claimant would have those claims grandfathered in. In the case of the Searchlight Claims, the Searchlight Project has not been designated as an ACEC and our 160-acre claims were originally located between 1990 and 2003. The BLM has advised us, however, that due to the proximity of our claims to an ACEC we would be required to file a Plan of Operations for our desired drilling program. We do not believe these added requirements will have a material adverse impact on our Plan of Operations for the Searchlight Gold Project. However, the Plan of Operations approval process will delay the start of our drilling program for an undetermined period of time. If the BLM decides in the future to designate the Searchlight Project site as an ACEC, and also challenges our 160-acre claims, we would have to rely on our “double staked” claims to preserve the Searchlight Claims. Although we believe that, in such event, our “double staked” claims would survive a challenge by the BLM, there can be no assurances to that effect and the successful challenge of some or all of the Searchlight Claims would have a material adverse effect on the Searchlight Project and our operations.

We do not currently have a government approved Plan of Operations for our Searchlight Gold Project, and if we are not able to obtain an approved Plan of Operations, we will not be able to fulfill our business plan with respect to the Searchlight Gold Project.

The former Searchlight Claim owners had previously obtained a BLM approved Plan of Operations, which included permission to drill eighteen holes on the 3,200 acre project area and to mine a 36-acre pit on our RR304 claim. We had anticipated conducting our early stage exploratory work on the Searchlight Claims property by utilizing the Plan of Operations issued to the former Searchlight Claim owners, until such time as we would obtain a permit for exploration and development in our own name or the former Searchlight Claim holder’s permit was transferred to us. Although we did not acquire the Searchlight Claims with a written agreement to purchase the Plan of Operations, the prior owners verbally agreed to cooperate with us in attempting to transfer their Plan of Operations into our name.

Although the Plan of Operations was accepted and registered in the name of a former Searchlight Claim owner, which is an affiliate of K. Ian Matheson, one of our principal stockholders and a former officer and director, in September 2007, we learned that the BLM had issued the BLM Order on May 12, 2006 against Mr. Matheson and certain of his affiliates (Pass Minerals, Inc., Kiminco, Inc. and Pilot Plant Inc., which also were prior Searchlight Claim owners and are our stockholders) with respect to a dispute with the BLM on a project unrelated to the Searchlight Gold Project. The dispute between the BLM and Mr. Matheson arose due to the BLM’s determination that Mr. Matheson and his affiliates had engaged in willful mineral trespass for the unauthorized removal of sand and gravel from public lands by Mr. Matheson and his affiliates or their predecessors. The BLM had demanded payment of approximately $2,530,000 for the willful trespass. After failure by Mr. Matheson and his affiliates to pay the amount, the BLM issued the BLM Order. The issuance of the BLM Order restricted our ability to rely upon the Plan of Operations to conduct our early stage exploratory work on the Searchlight Claims property until such time that we may obtain our own Plan of Operations. An appeal by Mr. Matheson of the BLM Order with the Interior Board of Land Appeals affirmed the BLM’s decision, keeping the BLM Order in effect. The BLM Order effectively covered all projects tied to Mr. Matheson.

As a result of the BLM Order, we have been delayed in our ability to drill on the Searchlight Gold Project property. However, we have anticipated that regulatory and other delays would take place, which are typical in our industry. We have applied for a new Plan of Operations in our name and are currently in the course of the BLM’s review process. In addition, we have continued and will continue with our surface sampling and metallurgical testing program while awaiting approval of a new Plan of Operations.

In the third quarter of 2008, we submitted a Plan of Operations to the BLM in our name, substantially similar to the original Plan of Operations, which included a request to drill eighteen holes on the project area and to mine a 36-acre mining pit. On August 27, 2008, the BLM responded, in part, by advising that the previous bond that we posted of $180,500 for the previous Plan of Operations would not be transferrable to the new one and that a new bond would have to be posted. At the time, we considered the recovery of the reclamation bond to be uncertain and, therefore, we have established a full allowance against the reclamation bond with the offsetting expense to project exploration costs. Based on continued discussions with the BLM, we may be able to recover the bond upon request, however, we have not chosen to make such a request at this time.

In September 2008, we decided that we would only continue to pursue the permits to drill on the project area and forgo the 36-acre pit until a later date since we believed that by keeping the pit area in the Plan of Operations, it might delay the BLM’s approval process for our Plan of Operations. Although the 36-acre pit had been part of the Plan of Operations obtained by the prior owners of the Searchlight Claims, we do not believe that digging and mining a 36-acre pit would be a material aspect of the Plan of Operations at this stage of the Searchlight Gold Project. Therefore, we decided to remove the 36-acre pit from the Plan of Operations. Further, by reducing the scope of the permit, we decided that we could submit the application in the form of a Notice of Intent, a shorter and less complex application form than a Plan of Operations. Consequently, on September 24, 2008, we withdrew the Plan of Operations and submitted a Notice of Intent with the BLM, pursuant to which we sought permission to drill eighteen 500-foot drill holes on the Searchlight project area.

After a series of correspondence between us and the BLM, on December 15, 2008, we received a letter from the BLM advising us that the BLM had closed our Notice of Intent from consideration and that a new Plan of Operations would be required based on two issues relating to the Desert Tortoise (Gopherus asassizii), a Federally listed Threatened Species: (i) the proximity of the project area to a nearby ACEC; and (ii) the future likelihood of tortoises being present on the land within the project area which is involved in the application.

On January 13, 2009, we filed a Notice of Appeal of the BLM’s decision regarding the closing of our Notice of Intent. However, the BLM’s decision was upheld on appeal by the U.S. Department of Interior on September 9, 2009.

During the course of the appeal, we determined that, due to the standard lengthy time required to have a Plan of Operations approved by the BLM and should we be unsuccessful with our appeal, it would be prudent to begin the approval process immediately by filing for our Plan of Operations. Thus, on March 23, 2009, we submitted a new Plan of Operations to the BLM, taking into account the Desert Tortoise issue. In our Plan of Operations, we have requested permission to drill eighteen drill holes on the project area. In the event of the approval of our Plan of Operations, we will be required to post a new reclamation bond with the BLM, which we anticipate will be approximately $16,000. After a further series of correspondence between us and the BLM, on September 15, 2009, we received a comment letter from the BLM regarding our Plan of Operations. We have reached an understanding with the BLM that we will use the Environmental Assessment previously approved by the BLM under the prior Plan of Operations in connection with the new Plan of Operations, and the BLM has requested that we conform certain aspects of the new Plan of Operations with the previously approved Environmental Assessment.

There is no regulatory time frame for the BLM to review our Plan of Operations. We understand that the average time frame for approval of a plan of operation by the Las Vegas, Nevada branch office of the BLM since January 1, 2000 has been approximately four years and five months. Although we understand that the average time frame of the application process by the Las Vegas branch office of the BLM relating to an environmental assessment in connection with a plan of operations is approximately eleven months, the “threatened species” issue raised by the BLM requires the BLM to consult with the U.S. Fish and Wildlife Service of the Department of Interior, and the BLM has no control over the length of this consultation process in order to develop any necessary environmental mitigation measures.

Our work on the project site will be limited to the scope within the Plan of Operations. However, the Plan of Operations approval process will delay the start of our drilling program for an undetermined period of time. To perform any additional drilling or mining on the project, we would be required to submit a new application to the BLM for approval prior to the commencement of any such additional activities.

We do not believe these added requirements will have a material adverse impact on our overall business plan for the Searchlight Gold Project, given that we have received no indication from the BLM, at this time, that the BLM will ultimately deny our request for approval of our Plan of Operations. However, there is no assurance of the timeline for approval by the BLM or that the BLM will grant approval. Our drilling and mining program on this project is dependent on obtaining the necessary approval from the BLM. Therefore, if approval ultimately is not obtained, we may have to scale back or abandon exploration efforts on the project. If management determines, based on any factors including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a significant impairment of our investment in such property interests on our financial statements.

If we do not complete the construction of an Industrial Collector Road pursuant to an agreement with the Town of Clarkdale, Arizona by January 2011, we may lose our conditional use permit from the Town of Clarkdale with respect to the Clarkdale Slag Project, and we do not currently have sufficient funds to complete construction of the road. The loss of the permit would have a material adverse effect on the Clarkdale Slag Project and our operations.

In January 2009, we submitted a development agreement to the Town of Clarkdale for the construction of an Industrial Collector Road. The purpose of the road is to provide us with the capability to enhance the flow of industrial traffic to and from the Clarkdale Slag Project. The construction of the road is a required infrastructure improvement under the terms of our conditional use permit with the Town of Clarkdale. The Town of Clarkdale approved the development agreement on January 9, 2009.

The development agreement provides that its effective date will be the later of (i) 30 days from the approving resolution of the agreement by the Clarkdale Town Council; or (ii) the date on which the Town of Clarkdale obtains a connection dedication from separate property owners who have land that will be utilized in construction of the road; or (iii) the date on which the Town of Clarkdale receives the proper effluent permit. The Town of Clarkdale has approved the development agreement, and the remaining two contingencies with respect to the effectiveness of the development agreement are beyond our control.

Under the development agreement, we are obligated to complete the construction of the road within two years after the effective date of the agreement. If we do not complete the road within the two year period, we may lose our conditional use permit from the Town of Clarkdale. Further, as a condition of our developing any of our property that is adjacent to the Clarkdale Slag Project, we will be required to construct additional enhancements to the road. We will have ten years from the start of construction on the road in which to complete the additional enhancements. However, we do not currently have any defined plans for the development of the adjacent property.

We estimate that the initial cost of construction of the road will be approximately $3,500,000 and that the cost of the additional enhancements will be approximately $1,200,000. We will be required to fund the costs of this construction. Based on the uncertainty of the timing of these contingencies, we have not included these costs in our current operating plans or budgets. However, we will require additional project financing or other financing in order to fund the construction of the road and the additional enhancements. There are no assurances that we will be able to obtain additional financing in an amount sufficient to meet our needs or on terms that are acceptable to us. The failure to complete the road and the additional enhancements in a timely manner under the development agreement would have a material adverse effect on the Clarkdale Slag Project and our operations.

The nature of mineral exploration and production activities involves a high degree of risk; we could incur a write-down on our investment in any project.

Exploration for minerals is highly speculative and involves greater risk than many other businesses. Investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. If funding is not available, we may be forced to abandon our operations.

Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as:

•	encountering unusual or unexpected formations;

•	environmental pollution;

•	personal injury and flooding;

•	decrease in recoverable reserves due to lower precious and base metal prices; and

•	changing environmental laws and regulations.

If management determines, based on any factors including the foregoing, that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down on our investment in such property interests on our financial statements. Further, we may become subject to liability for such hazards, including pollution and other hazards against which we cannot insure or against which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. Such a write-down or the payment of such liabilities may have a material adverse effect on our financial position.

Our industry is highly competitive, mineral lands are scarce and we may not be able to obtain quality properties.

In addition to us, many companies and individuals engage in the mining business, including large, established mining companies with substantial capabilities and long earnings records. There is a limited supply of desirable mineral lands available for claim staking, lease, or acquisition in the United States and other areas where we may conduct exploration activities. We may be at a competitive disadvantage in acquiring mining properties since we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. Mineral properties in specific areas which may be of interest or of strategic importance to us may be unavailable for exploration or acquisition due to their high cost or they may be controlled by other companies who may not want to sell or option their interests at reasonable prices. In addition, the Clarkdale slag pile is a finite, depleting asset. Therefore, the life of the Clarkdale Slag Project will be finite, if it is ever developed to the point of economic feasibility. Our long-term viability depends upon finding and acquiring new resources from different sites or properties. There can be no assurances that the Clarkdale Slag Project will become economically viable, and if so, that we will achieve or obtain additional successful economic opportunities.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the State of Nevada and applicable federal laws as we carry out our exploration program on the Searchlight Gold Project. We are required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. Further, the United States Congress is actively considering amendment of the federal mining laws. Among the amendments being considered are imposition of significant royalties payable to the United States and more stringent environmental and reclamation standards, either of which would increase the cost of operations of mining projects. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

We are required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

•	water discharge will have to meet drinking water standards;

•	dust generation will have to be minimal or otherwise remediated;

•	dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

•	an assessment of all material to be left on the surface will need to be environmentally benign;

•	ground water will have to be monitored for any potential contaminants;

•	the socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be remediated; and

•	there will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations.

We must comply with complex environmental regulations which are increasing and costly.

Our exploration operations are regulated by both Federal and State environmental laws that relate to the protection of air and water quality, hazardous waste management and mine reclamation. These regulations will impose operating costs on us. If the regulatory environment for our operations changes in a manner that increases the costs of compliance and reclamation, then our operating expenses may increase. This would result in an adverse effect on our financial condition and operating results.

Compliance with environmental quality requirements and reclamation laws imposed by Federal, State and local governmental authorities may:

•	require significant capital outlays;

•	materially affect the economics of a given property;

•	cause material changes or delays in our intended activities; and

•	expose us to lawsuits.

These authorities may require us to prepare and present data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. The requirements imposed by any such authorities may be costly, time consuming, and may delay operations. Future legislation and regulations designed to protect the environment, as well as future interpretations of existing laws and regulations, may require substantial increases in equipment and operating costs and delays, interruptions, or a termination of operations. We cannot accurately predict or estimate the impact of any such future laws or regulations, or future interpretations of existing laws and regulations, on our operations.

Affiliates of our management and principal stockholders have conflicts of interest which may differ from those of ours and yours and we only have one independent board member.

We have ongoing business relationships with affiliates of our management and principal stockholders. In particular, we have continuing obligations under the agreements under which we acquired the assets relating to our Clarkdale Slag Project. We remain obligated to pay a royalty which may be generated from the operations of the Clarkdale Slag Project to Nanominerals Corp. (“Nanominerals”), one of our principal stockholders, which is an affiliate of two members of our executive management and board of directors, Carl S. Ager and Ian R. McNeil. We also have engaged Nanominerals as a paid consultant to provide technical services to us. In addition, we have a similar royalty arrangement with Verde River Iron Company (“VRIC”), an affiliate of another member of our board of directors, Harry B. Crockett. Further, one of our board members, Robert D. McDougal, serves as the chief financial officer and a director of Ireland Inc., a publicly traded, mining related company, which is an affiliate of Nanominerals. For these reasons, Martin B. Oring is the sole independent member of our board of directors. We had negotiated the revenue sharing agreements with each of Nanominerals and VRIC prior to the time that Messrs. Ager, McNeil and Crockett, as applicable, became board members. These persons are subject to a fiduciary duty to exercise good faith and integrity in handling our affairs. However, the existence of these continuing obligations may create a conflict of interest between us and our board members and senior executive management, and any disputes between us and such persons over the terms and conditions of these agreements that may arise in the future may raise the risk that the negotiations over such disputes may not be subject to being resolved in an arms’ length manner. In addition, Nanominerals’ interest in Ireland Inc. and its other mining related business interests may create a conflict of interest between us and our board members and senior executive management who are affiliates of Nanominerals. Further, the interests of K. Ian Matheson, one of our principal stockholders (and a former officer and director), in Royal Mines and Minerals Corp., a publicly traded mining company based in Nevada, of which Mr. Matheson is an affiliate, and other mining related business interests may create a conflict of interest between us and Mr. Matheson.

Although our management intends to avoid situations involving conflicts of interest and is subject to a Code of Ethics, there may be situations in which our interests may conflict with the interests of those of our management or their affiliates. These could include:

•	competing for the time and attention of management;

•	potential interests of management in competing investment ventures; and

•	the lack of independent representation of the interests of the other stockholders in connection with potential disputes or negotiations over ongoing business relationships.

Although we only have one independent director, the board of directors has adopted a written Related Person Transactions Policy, that describes the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) we were, are or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest. There can be no assurance that the above conflicts will not result in adverse consequences to us and the interests of the other stockholders.

We may suffer adverse consequences as a result of our reliance on outside contractors to conduct our operations.

A significant portion of our operations are currently conducted by outside contractors. As a result, our operations are subject to a number of risks, some of which are outside our control, including:

•	negotiating agreements with contractors on acceptable terms;

•	the inability to replace a contractor and its operating equipment in the event that either party terminates the agreement;

•	reduced control over those aspects of operations which are the responsibility of the contractor;

•	failure of a contractor to perform under its agreement with us;

•	interruption of operations in the event that a contractor ceases its business due to insolvency or other unforeseen events;

•	failure of a contractor to comply with applicable legal and regulatory requirements, to the extent it is responsible for such compliance; and

•	problems of a contractor with managing its workforce, labor unrest or other employment issues.

In addition, we may incur liability to third parties as a result of the actions of our contractors. The occurrence of one or more of these risks could have a material adverse effect on our business, results of operations and financial condition.

Because our management does not have formal training specific to the technicalities of mineral exploration, there may be a higher risk that our business will fail.

Our executive officers and directors do not have any formal training as geologists or in the technical aspects of management of a mineral exploration company. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Mineral, and base and precious metal prices are volatile and declines may have an adverse effect on our share price and business plan.

The market price of minerals is extremely volatile and beyond our control. Basic supply/demand fundamentals generally influence gold prices. The market dynamics of supply/demand can be heavily influenced by economic policy. Fluctuating metal prices will have a significant impact on our results of operations and operating cash flow. Furthermore, if the price of a mineral should drop dramatically, the value of our properties which are being explored or developed for that mineral could also drop dramatically and we might not be able to recover our investment in those properties. The decision and investment necessary to put a mine into production must be made long before the first revenues from production will be received. Price fluctuations between the time that we make such a decision and the commencement of production can completely change the economics of the mine. Although it is possible for us to protect against some price fluctuations by entering into derivative contracts (hedging) in certain circumstances, the volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can eliminate.

If the price of base and precious metals declines, our financial condition and ability to obtain future financings will be impaired.

The price of base and precious metals is affected by numerous factors, all of which are beyond our control. Factors that tend to cause the price of base and precious metals to decrease include the following:

•	sales or leasing of base and precious metals by governments and central banks;

•	a low rate of inflation and a strong U.S. dollar;

•	speculative trading;

•	decreased demand for base and precious metals in industrial, jewelry and investment uses;

•	high supply of base and precious metals from production, disinvestment, scrap and hedging;

•	sales by base and precious metals producers, foreign transactions and other hedging transactions; and

•
devaluing local currencies (relative to base and precious metals prices in U.S. dollars) leading to lower production costs and higher production in certain major base and precious metals producing regions.

Our business is dependent on the price of base and precious metals. We have not undertaken hedging transactions in order to protect us from a decline in the price of base and precious metals. A decline in the price of base and precious metals may also decrease our ability to obtain future financings to fund our planned exploration programs.

The restatement of certain of our historical consolidated financial statements may have an adverse effect on us.

We have restated certain items on our consolidated balance sheets and statements of operations. On our consolidated balance sheets: (i) mineral properties have been restated to include the market value of certain shares issued by us under the terms of our option agreements for the acquisition of the mineral claims making up the Searchlight Gold Project and for the computation of deferred tax liability assumed in the acquisition; and (ii) the Clarkdale Slag Project has been restated to include revision of acquisition costs related to issuance of warrants, consideration of certain terms with respect to future payments that should have been recorded as contingent consideration and related deferred future income tax liability in connection with our acquisition of Transylvania International, Inc. (“Transylvania”). Our statement of operations for the year ended December 31, 2005, has been restated to reclassify other comprehensive income as discontinued operations and to reflect income tax benefit related to the acquisition accounting for the Searchlight Claims and the Clarkdale Slag Project. Our statement of operations for the year ended December 31, 2006 has been restated to reclassify foreign currency translation adjustments as general and administrative expenses and to reflect income tax benefit related to the acquisition accounting for Searchlight Claims. Our consolidated statement of operations for the year ended December 31, 2007, has been restated to reflect the recomputation of the income tax benefit related to net operating losses as a result of changes to the purchase accounting for the Clarkdale Slag Project. There was no other impact on the results of operations. Our consolidated statement of operations for the period from inception to December 31, 2007 has been restated to reflect the cumulative totals impacted by the 2005, 2006 and 2007 restated amounts, as well as to reclassify net losses prior to January 1, 2005 as losses from discontinued operations. Related to these issues, our balance sheets for the periods ended December 31, 2005, 2006 and consolidated balance sheet for 2007 have been restated to reclassify accumulated other comprehensive loss as accumulated deficit during the exploration stage. Details regarding the restatement and its underlying circumstances are discussed in the Explanatory Notes in Notes 1, 3, 4 and 16 of the Notes to the consolidated financial statements included in this prospectus. As a result of the events described above, we may become subject to a number of significant risks, which could have an adverse effect on our business, financial condition and results of operations, including: we may be subject to potential civil litigation, including stockholder class action lawsuits and derivative claims made on behalf of us, and regulatory proceedings or actions, the defense of which may require us to devote significant management attention and to incur significant legal expense and which litigation, proceedings or actions, if decided against us, could require us to pay substantial judgments, settlements or other penalties.

We identified material weaknesses in our internal control over financial reporting and concluded that such controls were not effective. If we fail to maintain effective internal control over financial reporting, we may not be able to accurately report our financial results. We can provide no assurance that we will at all times in the future be able to report that our internal control is effective.

As a registrant under the Exchange Act and a public company, and under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include a management report of our internal controls over financial reporting in our annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. We are required to report, among other things, control deficiencies that constitute material weaknesses or changes in internal control that, or that are reasonably likely to, materially affect internal control over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or report a material weakness, we might be subject to regulatory sanction and investors may lose confidence in our financial statements, which may be inaccurate if we fail to remedy such material weakness.

Our independent registered public accounting firm is required to attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Based on the restatements described above, our management concluded that our system of internal control over financial reporting was not effective during the period from March 31, 2005 through September 30, 2008, which resulted in the restatements described above. Management had identified internal control deficiencies which, in management’s judgment, represented material weakness in internal control over financial reporting. The control deficiencies generally related to controls over the accounting for complex transactions to ensure such transactions are recorded as necessary to permit preparation of financial statements and disclosure in accordance with generally accepted accounting principles. Such complex transactions included capital asset acquisitions and accounting for income taxes. At this time, management has remediated all of our deficiencies in internal controls which, in management’s judgment, represented material weakness in internal control over financial reporting. We can provide no assurance that we will at all times in the future be able to report that our internal control over financial reporting is effective. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Risks Relating to Our Securities

There has been a very limited public trading market for our securities, and the market for our securities may continue to be limited and be sporadic and highly volatile.

There is currently a limited public market for our common stock. Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”). We cannot assure you that an active market for our shares will be established or maintained in the future. The OTCBB is not a national securities exchange, and many companies have experienced limited liquidity when traded through this quotation system. Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss. The market price of our shares, from time to time, may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common stock may be volatile, which could cause the value of our common stock to decline. Securities markets experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially. Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

•	price and volume fluctuations in the stock markets;

•	changes in our earnings or variations in operating results;

•	any shortfall in revenue or increase in losses from levels expected by securities analysts;

•	changes in regulatory policies or law;

•	operating performance of companies comparable to us; and

•	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for the shares or might otherwise receive than if an active public market existed.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the per share book value of our common stock.

We do not currently have an authorized class of preferred stock. However, we intend to submit a proposal to our stockholders to authorize a class of up to 40,000,000 shares of preferred stock, and have filed a proxy statement with the SEC to that effect. There can be no assurances that our stockholders will approve the proposed authorization of a class of preferred stock.

The proposed class of preferred stock is commonly known as “blank check” preferred stock. The preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of our stockholders, would be authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of preferred stock. Such shares of preferred stock, if and when issued, may have rights, powers and preferences superior to those of our common stock. Although there are no current plans, commitments or understandings, written or oral, to issue any preferred stock, in the event of any issuances, the holders of common stock will not have any preemptive or similar rights to acquire any preferred stock.

The proposed class of preferred stock could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile attempt to take over control of us, it may be possible for us to endeavor to impede the attempt by issuing shares of preferred stock, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. The proposed class of preferred stock therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed class of preferred stock may have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.

Our anti-takeover provisions or provisions of Nevada law, in our articles of incorporation and bylaws and the common share purchase rights that accompany shares of our common stock could prevent or delay a change in control of us, even if a change of control would benefit our stockholders.

Provisions of our articles of incorporation and bylaws, as well as provisions of Nevada law, could discourage, delay or prevent a merger, acquisition or other change in control of us, even if a change in control would benefit our stockholders. These provisions:

•
classify our board of directors so that only one-third of the directors are elected each year and require the vote of 66 2/3% of the outstanding stock entitled to vote in the election of directors to amend these provisions;

•	prohibit stockholder action by written consent and require that all stockholder actions be taken at a meeting of our stockholders; and

•
establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings and require the vote of 66 2/3% of the outstanding stock entitled to vote in the election of directors to amend these provisions,

In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain publicly held Nevada corporations. These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain publicly held Nevada corporations, such as us, in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. The Control Share Acquisition Statute generally applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. Our Bylaws provide that the provisions of the Nevada Revised Statutes, known as the “Control Share Acquisition Statute” apply to the acquisition of a controlling interest in us, irrespective of whether we have 200 or more stockholders of record, or whether at least 100 of our stockholders have addresses in the State of Nevada appearing on our stock ledger. These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Each currently outstanding share of our common stock includes, and each newly issued share of our common stock will include, a common share purchase right. The rights are attached to and trade with the shares of common stock and generally are not exercisable. The rights will become exercisable if a person or group acquires, or announces an intention to acquire, 15% or more of our outstanding common stock. However, the applicable threshold percentage will not exceed 20% or more of our outstanding common stock in the case of any person or group who owned 15% or more of our outstanding common stock as of August 24, 2009. These persons may be deemed to include certain of our officers, directors and principal stockholders. The rights have some anti-takeover effects and generally will cause substantial dilution to a person or group that attempts to acquire control of us without conditioning the offer on either redemption of the rights or amendment of the rights to prevent this dilution. The rights are designed to provide additional protection against abusive or unfair takeover tactics, such as offers for all shares at less than full value or at an inappropriate time (in terms of maximizing long-term stockholder value), partial tender offers and selective open-market purchases. The rights are intended to assure that our board of directors has the ability to protect stockholders and us if efforts are made to gain control of us in a manner that is not in the best interests of us and our stockholders. The rights could have the effect of delaying, deferring or preventing a change of control that is not approved by our board of directors, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of the common stock.

A substantial number of our shares are available for sale in the public market and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market, or the perception that such sales could occur, could substantially reduce our stock price in the public market for our common stock, and could impair our ability to obtain capital through a subsequent sale of our securities.

Our common stock is subject to “penny stock” regulations that may affect the liquidity of our common stock.

Our common stock is subject to the rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, for which current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation of such duties or other requirements of securities laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions, definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock such as our common stock if it is subject to the penny stock rules.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders or the shares of common stock issuable upon the exercise of our outstanding common stock purchase warrants by the selling stockholders pursuant to this prospectus. We may receive proceeds from the issuance of shares of our common stock upon the exercise of common stock purchase warrants. These warrants are exercisable at a weighted average exercise price of $1.85 per share. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes. These warrants and the exercise of these warrants by the selling stockholders are not being offered under this prospectus; however, the shares of our common stock currently held by the selling stockholders and the shares of our common stock issuable upon exercise of the warrants are being offered under this prospectus by the selling stockholders.

There is no assurance that any of the warrants will ever be exercised for cash, if at all. If all of these outstanding warrants are exercised for cash, we would receive aggregate gross proceeds of approximately $11,361,336.

SELLING STOCKHOLDERS

Pursuant to various registration rights agreements with the selling stockholders, we have agreed to file with the SEC a registration statement pursuant to the Securities Act covering the resale of our registrable securities owned by such selling stockholders that are subject to the registration rights agreements. Accordingly, we have filed a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of these securities from time to time. In addition, we agreed in the registration rights agreements with the investors to register securities of ours they hold and to use our best efforts to keep the registration statement effective until the securities they own covered by this prospectus have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions. These agreements include contractual penalty provisions for failure to comply with these registration rights provisions.

On November 12, 2009, we issued an aggregate of 12,078,596 units of our securities to certain investors, consisting of 12,078,596 shares of common stock and warrants to purchase an additional 6,039,298 shares of common stock, in a private placement to various accredited investors pursuant to a Securities Purchase Agreement. We paid commissions to agents in connection with the private placement in the amount of approximately $1,056,877 and warrants to purchase up to 301,965 shares of common stock. Dahlman Rose & Company, LLC served as sole placement agent for the private placement, along with a syndicate that included RK Equity Capital Markets. Nanominerals Corp., one of our principal stockholders and an affiliate of certain of our officers and directors, purchased 400,000 units of securities at an aggregate purchase price of $500,000. However, Nanominerals waived its registration rights in connection with the private placement.

The warrants issued to the purchasers in the private placement became exercisable on November 12, 2009. The warrants have an expiration date of November 12, 2012 and a weighted average exercise price of $1.85 per share, although, under certain specified circumstances, the warrants may be exercised by means of a “cashless exercise.” The warrants have customary anti-dilution provisions, including, without limitation, provisions for the adjustment to the exercise price based on certain stock dividends, stock splits and issuances of equity securities (including the issuance of debt convertible into equity) by us, subject to certain exempt issuances which will not result in an adjustment to the exercise price.

Pursuant to the Securities Purchase Agreement, we are restricted from, among other things, (i) issuing any shares of common stock, subject to certain exempt issuances, until the initial registration statement we agreed to file pursuant to the Registration Rights Agreement is declared effective by the SEC, but in no event will this restriction expire prior to 90 days following the closing of the private placement, (ii) entering into certain “variable rate transactions,” as such term is defined in the Securities Purchase Agreement, or (iii) effecting any forward or reverse stock splits for a period of six months after the closing without the prior written consent of a majority of the purchasers. The Securities Purchase Agreement also contains representations and warranties by us and the purchasers that are customary for transactions of the type contemplated in connection with the private placement.

Pursuant to the Registration Rights Agreement, we have agreed to file a registration statement covering the resale of the shares of common stock issued to purchasers in the private placement, including the shares of common stock issuable upon exercise of the warrants. The Registration Rights Agreement also extends to the shares of common stock issuable upon the exercise of the warrants issued to agents as commissions in the private placement. Pursuant to the Registration Rights Agreement, we have agreed to file an initial registration statement with the SEC within 30 calendar days of the closing of the private placement and to use our best efforts to cause such registration statement to become effective within 120 days of the closing, or we will be subject to certain liquidated damages provisions. We also have agreed to file and keep continuously effective such additional registration statements until all of the shares of common stock and the shares of common stock issuable upon exercise of the warrants registered thereunder have been sold or may be sold without volume restrictions pursuant to Rule 144 of the Securities Act.

If, among other things, (i) we fail to file the initial registration statement within the prescribed period or (ii) any registration statement that we file is not declared effective within 120 calendar days of the required filing date, we have agreed to pay to each purchaser, as partial liquidated damages, an amount in cash equal to 1% of the aggregate purchase price paid by each such purchaser for any shares of common stock that have not then been registered for every 30 days following any required filing date and, on a pro rata basis, for every 30 days following the 120 day period within which any registration statement was to be declared effective. The maximum aggregate liquidated damages payable to a purchaser will not exceed 3% of the aggregate purchase price paid by such purchaser.

We have included in this prospectus and related registration statement the shares issuable upon exercise of the warrants issued in the private placement to the selling security holders.

Selling Stockholders Table

We have filed a registration statement with the SEC, of which this prospectus forms a part, with respect to the resale of our securities covered by this prospectus from time to time under Rule 415 of the Securities Act. Our securities being offered by this prospectus are being registered to permit secondary public trading of our securities. Subject to the restrictions described in this prospectus, the selling stockholders may offer our securities covered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the selling stockholders may sell, transfer or otherwise dispose of all or a portion of our securities being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

The table below presents information, as of December 3, 2009, regarding the selling stockholders and the securities that the selling stockholders (and their pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the selling stockholders:

•
the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for the selling stockholders’ account under this prospectus; and

•
the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale securities, assuming all of the resale securities are sold by the selling stockholders and that the selling stockholders do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the selling stockholders. We do not know when or in what amounts a selling stockholder may offer shares for sale. Although we have assumed for purposes of the table below that the selling stockholders will sell all of the securities offered by this prospectus, because the selling stockholders may offer from time to time all or some of their securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales. The selling stockholders might not sell any or all of the shares offered by this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act since the date the selling stockholders provided the information regarding their securities holdings. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus will be held by the selling stockholders. Information covering the selling stockholders may change from time to time and changed information will be presented in a post-effective amendment to this registration statement if and when necessary and required. Except as described above, based on information provided to us by the selling stockholders and to our knowledge, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

Where applicable, we have indicated in the footnotes to the following table the name and title of the individuals which we have been advised have the power to vote or dispose of the securities listed in the following table.

	Shares Beneficially Owned Before Offering (1)		Number of Shares Being Offered	Shares Issuable Upon Exercise Of Warrants Being Offered (2)	Shares Beneficially Owned After Offering (1)
Name of Selling Security Holder	Number	Percent			Number	Percent
William Belzberg Revocable Living Trust (3)	150,000	*	100,000	50,000	0	*
Bibicoff Family Trust Dated 5/16/00 (4)	177,000	*	80,000	40,000	57,000	*
William Bodenlos (5)	20,000	*	0	20,000	0	*
Robert J. Brous	80,000	*	48,000	24,000	8,000	*
Bruce Burnam Trust of 1992 (6)	315,000	*	100,000	50,000	165,000	*
Capform, Inc. (7)	90,000	*	60,000	30,000	0	*
Robert E. Courson	600,000	*	400,000	200,000	0	*
John L. Curci Trust Dated 12/22/93 (8)	120,000	*	80,000	40,000	0	*
Dahlman Rose & Company, LLC (9)	199,209	*	0	199,209	0	*
Feshbach Family Trust (10)	345,000	*	230,000	115,000	0	*
Kenneth Greif	240,000	*	160,000	80,000	0	*
Gunther Family Trust (11)	842,500	*	235,000	117,500	490,000	*
Hartz Capital Investments, LLC (12)	420,000	*	280,000	140,000	0	*
Irene Horn Trust (13)	120,000	*	80,000	40,000	0	*
Michael Jacks (14)	1,654	*	0	1,654	0	*
Fred & Lenore Kayne Family Trust Dated 3/29/04 (15)	1,475,200	1.24%	200,000	100,000	1,175,200	*
Stephen Kayne	45,000	*	25,600	12,800	0	*
Howard G. Klein (5)	80,000	*	0	80,000	0	*
Brian W. Lawrence Living Trust (16)	2,639,994	2.22%	159,996	79,998	2,400,000	2.02%
Luxor Capital Partners Offshore, Ltd. (17)	6,979,200	5.77%	4,652,800	2,326,400	0	*
Luxor Capital Partners, LP (17)	4,314,000	3.59%	2,876,000	1,438,000	0	*
Luxor Spectrum LLC (17)	73,200	*	48,800	24,400	0	*
Luxor Spectrum Offshore, Ltd. (17)	633,600	*	422,400	211,200	0	*
Robert A. Muh (14)	275	*	0	275	0	*
Plough Penny Partners L.P. (18)	120,000	*	80,000	40,000	0	*
James R. Poage	120,000	*	80,000	40,000	0	*
Ralph I. Reis Revocable Trust (19)	254,500	*	80,000	40,000	134,500	*
Dennis Rosenberg and Iris Rosenberg, JTWROS (20)	147,545	*	40,000	20,000	87,545	*
Victor J. Scaravilli	360,000	*	240,000	120,000	0	*
Robert Schnell	30,000	*	20,000	10,000	0	*
Steven E. Slawson	272,500	*	100,000	50,000	122,500	*
Sutter Securities, Incorporated (14)	827	*	0	827	0	*
TCMP³ Partners (21)	473,500	*	160,000	80,000	233,500	*
Glen Tobias	2,407,150	2.02%	320,000	160,000	1,927,150	1.62%
Bradley E. Turell	190,000	*	60,000	30,000	100,000	*
Harvey A. Turell	45,000	*	30,000	15,000	0	*
Vernon F. Taylor Jr. Revocable Trust (22)	120,000	*	80,000	40,000	0	*
Daniel Wallen	206,700	*	50,000	25,000	131,700	*
Stuart Zerner	318,500	*	100,000	50,000	168,500	*

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 118,657,123 shares of common stock outstanding as of the date of December 3, 2009.

(2)
The shares of common stock being offered by the selling stockholders include the shares of common stock and the shares of common stock underlying the common stock purchase warrants issued to the selling stockholders in connection with our November 12, 2009 private placement. The warrants, which have a weighted average exercise price of $1.85 per share, are fully vested and expire on November 12, 2012.

(3)	William Belzberg has power to vote and dispose of the shares that this selling stockholder owns.

(4)	Harvey Bibicoff has power to vote and dispose of the shares that this selling stockholder owns.

(5)
RK Equity Capital Markets, LLC acted as our agent with respect to our November 12, 2009 private placement. As a commission for the services provided by RK Equity in connection with the November 12, 2009 private placement, RK Equity received warrants to purchase 100,000 shares of common stock at an exercise price of $1.85 per share. The warrants were issued in the names of William Bodenlos and Howard G. Klein.

(6)	Bruce Burnam has power to vote and dispose of the shares that this selling stockholder owns.

(7)	John Grimes has power to vote and dispose of the shares that this selling stockholder owns.

(8)	John L. Curci has power to vote and dispose of the shares that this selling stockholder owns.

(9)
Dahlman Rose & Company, LLC acted as our agent with respect to our November 12, 2009 private placement. As a commission for the services provided by Dahlman in connection with the November 12, 2009 private placement, Dahlman received a cash commission of $1,056,077 and warrants to purchase 199,209 shares of common stock at an exercise price of $1.85 per share. Each of Simar A. Rose and Ernest J. Dahlman, III has power to vote and dispose of the shares that this selling stockholder owns.

(10)	Andrew Feshbach has power to vote and dispose of the shares that this selling stockholder owns.

(11)	Richard S. Gunther has power to vote and dispose of the shares that this selling stockholder owns.

(12)
Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC ("HCI"), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management, LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(13)	Steve Klein has power to vote and dispose of the shares that this selling stockholder owns.

(14)
Sutter Securities, Incorporated acted as our agent with respect to our November 12, 2009 private placement. As a commission for the services provided by Sutter Securities in connection with the November 12, 2009 private placement, Sutter Securities received warrants to purchase 2,756 shares of common stock at an exercise price of $1.85 per share. The warrants were issued in the names of Michael Jacks, Robert A. Muh and Sutter Securities, Incorporated. Barit Muh has power to vote and dispose of the shares that are held in the name of Sutter Securities, Incorporated.

(15)	Each of Fred Kayne and Lenore Kayne has power to vote and dispose of the shares that this selling stockholder owns.

(16)	Brian W. Lawrence has power to vote and dispose of the shares that this selling stockholder owns.

(17)
Christian Leone has power to vote and dispose of the shares owned by each of these selling stockholders. Luxor Capital Group, LP acts as the investment manager of each of the named selling stockholders. Luxor Management, LLC is the general partner of Luxor Capital Group, LP. Mr. Leone is the managing member of Luxor Management, LLC. Luxor Capital Group, LP, Luxor Management, LLC and Mr. Leone may be deemed to be the beneficial owner of the 8,000,000 shares of common stock and the warrants to purchase up to 4,000,000 shares owned in the aggregate by these selling stockholders, or approximately 9.77% of our common stock.

(18)	Judson B. Traphagen has power to vote and dispose of the shares that this selling stockholder owns.

(19)	Ralph I. Reis has power to vote and dispose of the shares that this selling stockholder owns.

(20)	Each of Dennis Rosenberg and Iris Rosenberg has power to vote and dispose of the shares that this selling stockholder owns.

(21)	Each of Steven Slawson and Walter Schenker has power to vote and dispose of the shares that this selling stockholder owns.

(22)	Vernon F. Taylor Jr. has power to vote and dispose of the shares that this selling stockholder owns.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. There is a limited public trading market for our common stock. Our common stock is quoted under the symbol “SRCH” on the OTCBB.

The selling stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.

Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Each of Dahlman Rose & Company, LLC and Sutter Securities, Incorporated , who are selling stockholders, has identified itself to us as a registered broker-dealer, and as a result, each is an underwriter within the meaning of Section 2(a)(11) of the Securities Act in connection with the sale of the shares registered hereunder underlying such warrants. In addition, William Bodenlos, Michael Jacks, Howard G. Klein and Berit Muh, who also are selling stockholders, have represented to us that they are affiliates of one or more registered broker-dealers. Such persons also have represented to us that they purchased the warrants relating to the shares registered hereunder in the ordinary course of business, and at the time of the purchase of such securities, such persons had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Baker & Hostetler LLP, Los Angeles, California.

EXPERTS

The financial statements included in the prospectus and elsewhere in the registration statement, have been included in reliance on the reports of Brown Armstrong, Paulden, McCown, Starbuck, Thornburgh & Keeter Accountancy Corporation and Kyle L. Tingle, CPA, LLC, independent registered public accountants, to the extent and for the periods indicated in their respective reports, given on each of such firm’s authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•
our quarterly reports on Form 10-Q for: (a) the quarter ended September 30, 2009, filed on November 13, 2009, (b) the quarter ended June 30, 2009, filed on August 7, 2009, and (c) the quarter ended March 31, 2009, filed on May 8, 2009;

•	our annual report on Form 10-K for the year ended December 31, 2008, filed on March 16, 2009 (and as amended on July 24, 2009, August 31, 2009 and December 4, 2009);

•
our current reports on Form 8-K or Form 8-K/A filed on January 5, 2009, February 13, 2009, February 17, 2009, March 31, 2009, April 29, 2009, May 6, 2009, July 7, 2009, August 25, 2009, September 24, 2009 and November 13, 2009;

•
the description of our common stock contained in our registration statement on Form 10-SB, filed on July 11, 2000, including any amendment on reports filed for the purpose of updating such description;

•
the description of our common stock purchase rights contained in our registration statement on Form 8-A, filed on August 25, 2009 (and as amended on September 24, 2009), including any amendment on reports filed for the purpose of updating such description; and

•	all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

To the extent that any information contained in any filings we have made or will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, or any exhibit thereto, was furnished, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

These documents may also be accessed on our website at www.searchlightminerals.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Searchlight Minerals Corp.
2441 W. Horizon Ridge Pkwy., Suite 120
Henderson, Nevada, 89052
Attention: Corporate Secretary
(702) 939-5247

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

This prospectus includes statistical data obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

TABLE OF CONTENTS

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

SEARCHLIGHT MINERALS CORP.

17,819,859 SHARES

Common Stock

PROSPECTUS

____________, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Searchlight Minerals Corp. in connection with the sale of the common stock being registered hereby. The selling security holders will not bear any portion of such expenses. All amounts are estimates except the SEC registration fee.

Description	Amount to be Paid

SEC registration fee	$2,005
Legal fees	15,000
Accounting fees	1,500
Printing and related expenses	500

TOTAL	$19,005

Item 15. Indemnification of Directors and Officers

Our Bylaws include provisions for the indemnification of our directors, officers and certain other persons, to the fullest extent permitted by applicable Nevada law.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

•	is not liable pursuant to Nevada Revised Statues 78.138; or

•
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

•	is not liable pursuant to Nevada Revised Statutes 78.138; or

•	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

Any discretionary indemnification pursuant to Nevada Revised Statues 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by the stockholders;

•	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification pursuant to Nevada Revised Statues 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Nevada Revised Statues 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

We have liability insurance coverage for our directors and officers in the aggregate amount of $15 million. We also intend to enter into separate indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the Nevada Revised Statutes and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements which we may enter into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16. Exhibits

EXHIBIT INDEX

The following is a complete list of exhibits filed as part of this Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the issuer with the Securities and Exchange Commission, as referenced below:

Reference Number	Item

3.1	Articles of Incorporation, as amended and restated to date (1)

3.2	Amended and Restated Bylaws (2)

4.1	Specimen Stock Certificate (3)

4.2	Rights Agreement, dated as of August 24, 2009, between Searchlight Minerals Corp. and Empire Stock Transfer Inc. (4)

4.3	Form of Common Stock Purchase Warrant, dated November 12, 2009 (5)

4.4	Form of Securities Purchase Agreement, dated November 12, 2009 (5)

4.5	Form of Registration Rights Agreement, dated November 12, 2009 (5)

5.1	Legal opinion of Baker & Hostetler LLP

23.1	Consent of Dr. Richard F. Hewlett

23.2	Consent of Nanominerals Corp.

23.3	Consent of Mountain States R&D International Inc.

23.4	Consent of Independent Mining Consultants, Inc.

23.5	Consent of Arrakis, Inc.

23.6	Consent of Baker & Hostetler LLP (contained in Exhibit 5.1)

23.7	Consent of Brown Armstrong Paulden McCown Starbuck Thornburgh & Keeter Accountancy Corporation

23.8	Consent of Scott W. Lindsay

23.9	Consent of Canadian Environmental & Metallurgical Inc.

23.10	Consent of SGS Lakefield Research Limited

23.11	Consent of Kyle L. Tingle, CPA, LLC

24.1	Power of Attorney (included in the signature page to the Registration Statement)

(1)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1/A (No. 333-133929) filed on December 23, 2008.
(2)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on April 29, 2009.
(3)	Filed with the SEC as an exhibit to our Registration Statement on Form 10-SB originally filed on July 11, 2000.
(4)
Filed with the SEC as an exhibit to our Registration Statement on Form 8-A filed on August 25, 2009 (No. 000-30995), which includes as Exhibit A thereto the Form of Right Certificate and as Exhibit B thereto the Summary of Common Stock Purchase Rights.

(5)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 13, 2009.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of, and included in, the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on December 4, 2009.

SEARCHLIGHT MINERALS CORP.

By:	/s/ Ian R. McNeil
Ian R. McNeil
President and Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian R. McNeil and Carl S. Ager, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ IAN R. MCNEIL	Chief Executive Officer, President and Director	December 4, 2009
Ian R. McNeil	(Principal Executive Officer)

/s/ CARL S. AGER	Vice President, Secretary, Treasurer and Director	December 4, 2009
Carl S. Ager

/s/ MELVIN L. WILLIAMS	Chief Financial Officer	December 4, 2009
Melvin L. Williams	(Principal Financial and Accounting Officer)

Director
Harry B. Crockett

/s/ ROBERT D. MCDOUGAL	Director	December 4, 2009
Robert D. McDougal

/s/ MARTIN B. ORING	Director	December 4, 2009
Martin B. Oring

EXHIBIT INDEX

The following is a complete list of exhibits filed as part of this Registration Statement, some of which are incorporated herein by reference from the reports, registration statements and other filings of the issuer with the Securities and Exchange Commission, as referenced below:

Reference Number	Item

3.1	Articles of Incorporation, as amended and restated to date (1)

3.2	Amended and Restated Bylaws (2)

4.1	Specimen Stock Certificate (3)

4.2	Rights Agreement, dated as of August 24, 2009, between Searchlight Minerals Corp. and Empire Stock Transfer Inc. (4)

4.3	Form of Common Stock Purchase Warrant, dated November 12, 2009 (5)

4.4	Form of Securities Purchase Agreement, dated November 12, 2009 (5)

4.5	Form of Registration Rights Agreement, dated November 12, 2009 (5)

5.1	Legal opinion of Baker & Hostetler LLP

23.1	Consent of Dr. Richard F. Hewlett

23.2	Consent of Nanominerals Corp.

23.3	Consent of Mountain States R&D International Inc.

23.4	Consent of Independent Mining Consultants, Inc.

23.5	Consent of Arrakis, Inc.

23.6	Consent of Baker & Hostetler LLP (contained in Exhibit 5.1)

23.7	Consent of Brown Armstrong Paulden McCown Starbuck Thornburgh & Keeter Accountancy Corporation

23.8	Consent of Scott W. Lindsay

23.9	Consent of Canadian Environmental & Metallurgical Inc.

23.10	Consent of SGS Lakefield Research Limited

23.11	Consent of Kyle L. Tingle, CPA, LLC

24.1	Power of Attorney (included in the signature page to the Registration Statement)

(1)	Filed with the SEC as an exhibit to our Registration Statement on Form S-1/A (No. 333-133929) filed on December 23, 2008.
(2)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on April 29, 2009.
(3)	Filed with the SEC as an exhibit to our Registration Statement on Form 10-SB originally filed on July 11, 2000.
(4)
Filed with the SEC as an exhibit to our Registration Statement on Form 8-A filed on August 25, 2009 (No. 000-30995), which includes as Exhibit A thereto the Form of Right Certificate and as Exhibit B thereto the Summary of Common Stock Purchase Rights.

(5)	Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on November 13, 2009.